                                                                    EXHIBIT 11.2



                        PROGENICS PHARMACEUTICALS, INC.
                   STATEMENT OF COMPUTATION OF LOSS PER SHARE



                                                                        SIX MONTHS ENDED JUNE 30,
                                                        ----------------------------------------------------------
                                                                    1996                          1997
                                                        ----------------------------  ----------------------------
                                                           PRIMARY     FULLY DILUTED     PRIMARY     FULLY DILUTED
                                                        -------------  -------------  -------------  -------------

Net loss..............................................  $  (2,085,006) $  (2,085,006) $  (3,065,529) $  (3,065,529)

Reduction of net loss assuming a portion of the
  proceeds from the exercise of options and warrants
  was used to repay a term note and capital lease
  obligations and to invest in short-term government
  securities in accordance with the treasury stock
  method..............................................                       252,404                       259,688
                                                        -------------  -------------  -------------  -------------

Net loss..............................................  $  (2,085,006) $  (1,832,602) $  (3,065,529) $  (2,805,841)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

Weighted average number of common shares
  outstanding.........................................      2,294,675      2,294,675      2,319,139      2,319,139

Shares issuable upon assumed conversion of convertible
  debt and preferred stock............................                     4,098,320                     4,259,878

Common and preferred shares issued within one year of
  the Company's proposed offering.....................      1,188,747                     1,164,283

Shares issuable upon exercise of outstanding options
  and warrants........................................      1,182,736      2,018,290      1,182,736      2,387,946

Shares assumed to be repurchased under the treasury
  stock method........................................       (466,287)      (458,933)      (466,287)      (464,335)
                                                        -------------  -------------  -------------  -------------

Weighted average number of common shares used in
  computing per share data............................      4,199,871      7,952,352      4,199,871      8,502,628
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------

Net loss per share....................................  $       (0.50) $       (0.23) $       (0.73) $       (0.33)
                                                        -------------  -------------  -------------  -------------
                                                        -------------  -------------  -------------  -------------